EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 29, 2022

Paychex, Inc. Reports Strong Double Digit Service Revenue and Diluted Earnings Per Share Growth for Fourth Quarter and Full Year 2022 Results

Rochester, N.Y. - (June 29, 2022) - Paychex, Inc. (the “Company,” “Paychex,” “we,” “our,” or “us”) today announced the following results for the quarter ended May 31, 2022 (the “fourth quarter”) and fiscal year ended May 31, 2022 ("fiscal 2022"), as compared to the corresponding prior-year period:

	Fourth Quarter			Fiscal Year
In millions, except per share amounts	2022	2021	Change(2)	2022	2021	Change(2)
Total service revenue	$1,129.6	$1,014.7	11%	$4,554.0	$3,997.5	14%
Total revenue	$1,144.3	$1,029.2	11%	$4,611.7	$4,056.8	14%
Operating income	$394.0	$353.8	11%	$1,840.0	$1,460.7	26%
Diluted earnings per share	$0.82	$0.73	12%	$3.84	$3.03	27%
Adjusted diluted earnings per share(1)	$0.81	$0.72	13%	$3.77	$3.04	24%

(1) Adjusted diluted earnings per share is not a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of non-GAAP measures.

(2) Percentage changes are calculated based on unrounded numbers.

Martin Mucci, chairman and CEO, commented, “We are pleased with our fiscal 2022 results, which reflect strong business performance from our unique blend of human capital management ("HCM") solutions and the hard work and dedication of our 16,000 employees. We delivered double-digit revenue and earnings growth compared to the prior year. Our sales teams achieved a record level of new annualized revenue sold and client retention remained above our expectations and pre-pandemic levels. Our success in these areas has resulted in achieving several milestones including over 730,000 total payroll clients, approximately two million worksite employees served through our HR outsourcing services, and over 100,000 retirement clients. We continued to invest in our people, products, and technology, while also expanding our industry-leading operating margins to approximately 40% for fiscal 2022.

Mr. Mucci added, “We keep a pulse on the evolving challenges and needs of small- and mid-sized businesses. As a leader in innovative technology solutions, we provide employers with the digital tools and the HR expertise to hire, engage, train, and retain top talent in this challenging environment. Our purpose remains to help small- and mid-sized businesses succeed, and we believe we are well positioned to continue to deliver on that mission in the upcoming fiscal year.”

Fourth Quarter and Fiscal 2022 Business Highlights

Highlights as compared to the corresponding prior year periods are as follows:

Management Solutions revenue increased 12% to $845.3 million for the fourth quarter and increased 14% to $3.4 billion for fiscal 2022, primarily due to the following factors:

•
Growth in payroll client base and product penetration across our HCM offerings resulting from strong sales performance and high levels of retention, with continued strong demand for HR Solutions;
•
Increase in revenue per client driven by higher employment levels within our client base and price realization; and
•
Expansion of HCM ancillary services.

Professional Employer Organization (“PEO”) and Insurance Solutions revenue increased 10% to $284.3 million for the fourth quarter and increased 14% to $1.1 billion for fiscal 2022, mainly due to the following:

•
Growth in the number of average worksite employees and increases in average wages per worksite employee;
•
Higher revenue from PEO health insurance; and
•
Higher state unemployment insurance revenues during fiscal 2022.

Total expenses increased 11% to $750.3 million for the fourth quarter and increased 7% to $2.8 billion for the fiscal year, as a result of the following:

•
Compensation costs were higher due to increases in headcount to support client growth, higher wage rates, performance-based compensation, and fringe benefits;
•
PEO direct insurance costs increased, driven by a rise in the number of PEO worksite employees and health insurance revenue;
•
Continued investment in product development, technology, and marketing; and
•
Increase in travel-related expenses due to lift of pandemic-related restrictions.

Operating income grew 11% to $394.0 million for the quarter and 26% to $1.8 billion for the fiscal year. Operating margin (operating income as a percentage of total revenue) was 34.4% for the fourth quarter and remained flat as compared to the prior year period, while operating margin increased to 39.9% for the fiscal year, compared to 36.0% in the prior year. Adjusted operating income(1) increased 23% to $1.8 billion for the full year.

Our effective income tax rate was 23.8% for the fourth quarter compared to 24.0% in the prior year period. For fiscal 2022, the effective income tax rate was 23.7% compared to 23.5% for the prior year. All periods were impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments. The current fiscal year effective tax rate was also impacted by the recording of a tax benefit related to prior and current years' research and development expenses incurred in the production of customer-facing software.

Diluted earnings per share increased 27% to $3.84 per share for the year. Adjusted diluted earnings per share(1) increased 24% to $3.77 per share for the year.

(1) Adjusted operating income and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures.

Financial Position and Liquidity

Our financial position and cash flow generation remained strong. As of May 31, 2022, we had:

•
Cash, restricted cash, and total corporate investments of $1.3 billion.
•
Short-term and long-term borrowings, net of debt issuance costs, of $806.4 million.
•
Cash flow from operations was $1.5 billion for the fiscal year.

Return to Stockholders During the Year

•
Paid cumulative dividends of $2.77 per share totaling $1.0 billion, resulting in a dividend payout ratio of 72%.
•
Repurchased 1.2 million shares of our common stock for a total of $145.2 million.

Non-GAAP Financial Measures

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2022	2021	Change	2022	2021	Change
Operating income	$394.0	$353.8	11%	$1,840.0	$1,460.7	26%
Non-GAAP adjustments:
Cost-saving initiatives(1)	—	—		—	32.2
Total non-GAAP adjustments	—	—		—	32.2
Adjusted operating income	$394.0	$353.8	11%	$1,840.0	$1,492.9	23%

Net income	$296.4	$263.0	13%	$1,392.8	$1,097.5	27%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(2)	(1.0)	(2.2)		(18.9)	(19.4)
Tax benefit derived from research and development costs (3)	—	—		(6.1)	—
Cost-saving initiatives(1)	—	—		—	24.3
Total non-GAAP adjustments	(1.0)	(2.2)		(25.0)	4.9
Adjusted net income	$295.4	$260.8	13%	$1,367.8	$1,102.4	24%

Diluted earnings per share(4)	$0.82	$0.73	12%	$3.84	$3.03	27%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(2)	—	(0.01)		(0.05)	(0.05)
Tax benefit derived from research and development costs (3)	—	—		(0.02)	—
Cost-saving initiatives(1)	—	—		—	0.07
Total non-GAAP adjustments	—	(0.01)		(0.07)	0.01
Adjusted diluted earnings per share	$0.81	$0.72	13%	$3.77	$3.04	24%

Net income	$296.4	$263.0	13%	$1,392.8	$1,097.5	27%
Non-GAAP adjustments:
Interest expense, net	7.3	8.1		33.7	33.5
Income taxes	92.4	82.9		431.8	336.7
Depreciation and amortization expense	49.1	47.4		191.8	192.0
Total non-GAAP adjustments	148.8	138.4		657.3	562.2
EBITDA	445.2	401.4	11%	2,050.1	$1,659.7	24%
Cost-saving initiatives(1)	—	—		—	32.2
Adjusted EBITDA	$445.2	$401.4	11%	$2,050.1	$1,691.9	21%

(1) One-time costs and corresponding tax benefit recognized during fiscal 2021 related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(2) Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(3) Non-recurring tax benefit derived from prior years' research and development costs incurred in the production of customer-facing software.

(4) The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and adjusted EBITDA, which are non-GAAP measures. We believe these additional measures are indicators of our core business operations’ performance period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”). As such, they should not be considered a substitute for the U.S. GAAP measures of operating income, net income, and diluted earnings per share, and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our outlook for the fiscal year ending May 31, 2023 (“fiscal 2023”) incorporates current assumptions and market conditions. Changes in the macroeconomic environment could alter our guidance. With consideration of these impacts, our outlook is as follows:

•
Management Solutions revenue is anticipated to grow in the range of 5% to 7%;
•
PEO and Insurance Solutions revenue is anticipated to grow in the range of 8% to 10%;
•
Interest on funds held for clients is expected to be in the range of $85 million to $95 million;
•
Total revenue is anticipated to grow in the range of 7% to 8%;
•
Adjusted operating margin(1) is anticipated to be in the range of 40% to 41%;
•
Adjusted EBITDA margin(1) is anticipated to be approximately 44%;
•
Other expense, net is anticipated to be in the range of $5 million to $10 million;
•
The effective income tax rate for fiscal 2023 is anticipated to be in the range of 24% to 25%; and
•
Adjusted diluted earnings per share(1) is anticipated to grow in the range of 9% to 10%.

(1) Adjusted operating margin, adjusted EBITDA margin and adjusted diluted earnings per share are not U.S. GAAP measures. Adjusted operating margin is calculated as operating margin, adjusted for one-time non-recurring items, as a percentage of total revenue. Adjusted EBITDA margin is calculated as net income, adjusted for interest, taxes, depreciation, amortization, and one-time non-recurring items, as a percentage of total revenue. We believe that the exclusion of certain one-time non-recurring items when calculating adjusted operating margin and adjusted EBITDA margin provides a better indicator of our core business operations’ performance period over period. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures.

Environmental, Social, and Governance (“ESG”)

As part of what it means to be Paychex, we are focusing our ESG efforts on actions we can take to create positive impact. To learn more about our latest initiatives, please visit https://www.paychex.com/corporate/corporate-responsibility. The information available on our website is not a part of, and is not incorporated into, this press release.

Annual Report on Form 10-K (“Form 10-K”)

We anticipate filing our Form 10-K before the end of July 2022, and it will be available at https://investor.paychex.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Webcast Details

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 29, 2022, at 9:30 a.m. Eastern Time, at https://investor.paychex.com. The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Chris Muller, Director, Corporate Communications	585‑338-4346

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 730,000 payroll clients as of May 31, 2022 in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “intend,” “overview,” “outlook,” “guidance,” “we look forward to,” “would equate to,” “project,” “projections,” “anticipate,” “believe,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•
software defects, undetected errors, or development delays for our products;
•
the possibility of cyberattacks, security vulnerabilities and Internet disruptions, including breaches of data security and privacy leaks, data loss and business interruptions;
•
the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event;
•
the failure of third-party service providers to perform their functions;
•
the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
•
changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•
risks related to acquisitions and the integration of the businesses we acquire;
•
our clients’ failure to reimburse us for payments made by us on their behalf;
•
the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•
our failure to comply with covenants in our debt agreements;
•
changes in governmental regulations and policies;
•
our ability to comply with U.S. and foreign laws and regulations;
•
our compliance with data privacy laws and regulations;
•
our failure to protect our intellectual property rights;
•
potential outcomes related to pending or future litigation matters;
•
the impact of the COVID-19 pandemic and other macroeconomic factors on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•
volatility in the political and economic environment, including rising inflation;
•
changes in the availability of qualified people; and
•
the possible effects of negative publicity on our reputation and the value of our brand.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2022	2021	Change(2)	2022	2021	Change(2)
Revenue:
Management Solutions	$845.3	$756.4	12%	$3,442.7	$3,023.4	14%
PEO and Insurance Solutions	284.3	258.3	10%	1,111.3	974.1	14%
Total service revenue	1,129.6	1,014.7	11%	4,554.0	3,997.5	14%
Interest on funds held for clients(1)	14.7	14.5	2%	57.7	59.3	(3)%
Total revenue	1,144.3	1,029.2	11%	4,611.7	4,056.8	14%
Expenses:
Cost of service revenue	360.0	315.8	14%	1,356.3	1,271.2	7%
Selling, general and administrative expenses	390.3	359.6	9%	1,415.4	1,324.9	7%
Total expenses	750.3	675.4	11%	2,771.7	2,596.1	7%
Operating income	394.0	353.8	11%	1,840.0	1,460.7	26%
Other expense, net(1)	(5.2)	(7.9)	n/m	(15.4)	(26.5)	n/m
Income before income taxes	388.8	345.9	12%	1,824.6	1,434.2	27%
Income taxes	92.4	82.9	11%	431.8	336.7	28%
Net income	$296.4	$263.0	13%	$1,392.8	$1,097.5	27%

Basic earnings per share	$0.82	$0.73	12%	$3.86	$3.05	27%
Diluted earnings per share	$0.82	$0.73	12%	$3.84	$3.03	27%
Weighted-average common shares outstanding	360.8	360.2		360.6	359.9
Weighted-average common shares outstanding, assuming dilution	363.3	362.7		363.1	362.1
Cash dividends per common share	$0.79	$0.66		$2.77	$2.52

(1) Further information on interest on funds held for clients and other expense, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at www.paychex.com.

(2) Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	May 31,
	2022	2021
ASSETS
Cash and cash equivalents	$370.0	$995.2
Restricted cash	50.3	51.3
Corporate investments	853.9	36.7
Interest receivable	22.3	24.4
Accounts receivable, net of allowance for credit losses	723.8	578.3
PEO unbilled receivables, net of advance collections	572.1	450.9
Prepaid income taxes	34.0	33.5
Prepaid expenses and other current assets	272.3	249.2
Current assets before funds held for clients	2,898.7	2,419.5
Funds held for clients	3,682.9	3,750.0
Total current assets	6,581.6	6,169.5
Long-term restricted cash	25.5	37.0
Long-term corporate investments	5.0	7.1
Property and equipment, net of accumulated depreciation	401.3	395.8
Operating lease right-of-use assets, net of accumulated amortization	78.7	103.0
Intangible assets, net of accumulated amortization	224.6	275.8
Goodwill	1,831.5	1,820.7
Long-term deferred costs	433.3	384.1
Other long-term assets	53.7	34.2
Total assets	$9,635.2	$9,227.2

LIABILITIES
Accounts payable	$105.7	$89.0
Accrued corporate compensation and related items	225.4	209.7
Accrued worksite employee compensation and related items	683.4	586.4
Short-term borrowings	8.7	7.4
Deferred revenue	38.4	37.9
Other current liabilities	388.4	336.8
Current liabilities before client fund obligations	1,450.0	1,267.2
Client fund obligations	3,819.2	3,671.0
Total current liabilities	5,269.2	4,938.2
Accrued income taxes	58.1	25.8
Deferred income taxes	165.5	218.0
Long-term borrowings, net of debt issuance costs	797.7	797.3
Operating lease liabilities	74.8	92.4
Other long-term liabilities	184.7	207.5
Total liabilities	6,550.0	6,279.2

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.9 shares as of May 31, 2022 and 359.8 shares as of May 31, 2021	3.6	3.6
Additional paid-in capital	1,545.9	1,446.7
Retained earnings	1,669.6	1,445.9
Accumulated other comprehensive (loss)/income	(133.9)	51.8
Total stockholders’ equity	3,085.2	2,948.0
Total liabilities and stockholders’ equity	$9,635.2	$9,227.2

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended
	May 31,
	2022	2021
OPERATING ACTIVITIES
Net income	$1,392.8	$1,097.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	191.8	192.0
Amortization of premiums and discounts on available-for-sale securities, net	28.9	35.8
Amortization of deferred contract costs	202.1	191.4
Stock-based compensation costs	52.8	52.5
Provision for/(benefit from) deferred income taxes	2.3	(21.0)
Provision for allowance for credit losses	3.4	8.0
Net realized gains on sales of available-for-sale securities	(0.2)	(1.2)
Changes in operating assets and liabilities:
Interest receivable	2.1	1.8
Accounts receivable and PEO unbilled receivables, net	(269.9)	(272.9)
Prepaid expenses and other current assets	(7.7)	(15.8)
Accounts payable and other current liabilities	151.8	169.0
Deferred costs	(267.1)	(208.0)
Net change in other long-term assets and liabilities	26.3	32.1
Net change in operating lease right-of-use assets and liabilities	(3.9)	(0.9)
Net cash provided by operating activities	1,505.5	1,260.3
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(17,807.7)	(6,089.7)
Proceeds from sales and maturities of available-for-sale securities	16,554.9	5,771.9
Purchases of property and equipment, net of proceeds from sales	(132.6)	(114.6)
Acquisition of businesses, net of cash acquired	(24.9)	(19.5)
Purchases of other assets	(10.6)	(8.7)
Net cash used in investing activities	(1,420.9)	(460.6)
FINANCING ACTIVITIES
Net change in client fund obligations	143.2	340.0
Net proceeds from short-term borrowings	1.3	2.3
Dividends paid	(999.6)	(908.7)
Repurchases of common shares	(145.2)	(155.7)
Contingent consideration paid for acquisitions	(1.6)	—
Activity related to equity-based plans	22.6	85.7
Net cash used in financing activities	(979.3)	(636.4)
Net change in cash, restricted cash, and equivalents	(894.7)	163.3
Cash, restricted cash, and equivalents, beginning of fiscal year	1,823.1	1,659.8
Cash, restricted cash, and equivalents, end of fiscal year	$928.4	$1,823.1

Reconciliation of cash, restricted cash and equivalents
Cash and cash equivalents	$370.0	$995.2
Restricted cash	75.8	88.3
Restricted cash and restricted cash equivalents included in funds held for clients	482.6	739.6
Total cash, restricted cash, and equivalents	$928.4	$1,823.1